Filed Pursuant to Rule 424(b)(7)
Registration No. 333-275550

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 14, 2023)

Airbnb, Inc.

877,062 Shares

Class A Common Stock

Offered by the Selling Stockholders

This prospectus supplement relates to the proposed resale or other disposition of up to an aggregate of 877,062 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), by the selling stockholders identified in this prospectus supplement. We are registering the offer and sale of the shares of the Class A common stock owned by the selling stockholders to satisfy registration rights we granted to them pursuant to an Agreement and Plan of Merger with the parties affiliated with the selling stockholders in connection with our acquisition of a corporation (the “Merger Agreement”). We are not selling any shares of our Class A common stock under this prospectus supplement and will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

The selling stockholders may offer and sell or otherwise dispose of the shares of Class A common stock described in this prospectus supplement from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The shares of Class A common stock offered by this prospectus supplement may be offered by the selling stockholders directly to purchasers or to or through brokers or dealers or other agents. The selling stockholders will bear all costs, commissions, and discounts, if any, attributable to the sales of shares. We will bear costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page S-9 for more information about how the selling stockholders may sell or dispose of their shares of Class A common stock. No Class A common stock may be sold without delivery of this prospectus supplement and the accompanying prospectus describing the method and terms of the offering of such Class A common stock.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE THE SECTION TITLED “RISK FACTORS” ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND ANY SIMILAR SECTION CONTAINED IN THE ACCOMPANYING PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR CLASS A COMMON STOCK.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “ABNB.” On November 13, 2023, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $119.15 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2023.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

On November 14, 2023, we filed with the SEC a registration statement on Form S-3 (File No. 333-275550) utilizing a shelf registration process relating to certain securities, including the securities described in this prospectus supplement, which registration statement became effective automatically upon filing.

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Neither we nor any selling stockholders have authorized anyone to provide you with any information or to make any representations other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any related free writing prospectus, and we can provide no assurance as to the reliability of such information. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus is accurate as of any date other than the dates on the front of these documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security.

This prospectus supplement incorporates by reference, and the accompanying prospectus or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any applicable free writing prospectus may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement. Accordingly, investors should not place undue reliance on this information.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

When we refer to “Airbnb,” “we,” “our,” “us,” and the “Company” in this prospectus supplement, we mean Airbnb, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of shares of our Class A common stock.

The Airbnb design logo, “Airbnb,” and our other registered or common law trademarks, service marks, or trade names appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus are the property of Airbnb, Inc. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus supplement appear without the ®, TM, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus supplement, the accompanying prospectus, any applicable free writing prospectus, and any documents incorporated by reference therein may contain additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements, and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.airbnb.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or the accompanying prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 17, 2023.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2023.

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 filed with the SEC on May 9, 2023, June  30, 2023 filed with the SEC on August 3, 2023, and September  30, 2023 filed with the SEC on November 1, 2023.

•	Our Current Reports on Form 8-K filed with the SEC on April 17, 2023, June 7, 2023, September 11, 2023, and November 7, 2023.

•

The description of our Class  A common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 17, 2023, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in this prospectus supplement and the accompanying prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Airbnb, Inc.

888 Brannan Street

San Francisco, California 94103

(415) 510-4027

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

THE COMPANY

We are a community based on connection and belonging—a community that was born in 2007 when two Hosts welcomed three guests to their San Francisco home, and has grown to over 4 million Hosts who have welcomed over 1.5 billion guest arrivals to over 100,000 cities and towns in almost every country and region across the globe. Hosts on Airbnb are everyday people who share their worlds to provide guests with the feeling of connection and being at home. We have five stakeholders and are designed with all of them in mind. Along with employees and shareholders, we serve Hosts, guests, and the communities in which they live. We intend to make long-term decisions considering all of our stakeholders because their collective success is key for our business to thrive.

We operate a global marketplace, where Hosts offer guests stays and experiences on our platform. Our business model relies on the success of Hosts and guests who join our community and generate consistent bookings over time. As Hosts become more successful on our platform and as guests return over time, we benefit from the recurring activity of our community.

We were incorporated on June 27, 2008 as AirBed & Breakfast, Inc., a Delaware corporation. On November 15, 2010, we changed our name to Airbnb, Inc. Our principal executive offices are located at 888 Brannan Street, San Francisco, California 94103, and our telephone number is (415) 510-4027. Our website address is www.airbnb.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus supplement or the accompanying prospectus, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

RISK FACTORS

Investment in any Class A common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. Our business, operations, and financial results are subject to various risks and uncertainties that could materially adversely affect our business, results of operations, financial condition, and the trading price of our Class A common stock. Before deciding whether to invest in our Class A common stock, you should carefully read and consider the risks and uncertainties included in and incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable free writing prospectus. The risks and uncertainties described in these reports may not be the only ones we face. The factors discussed in these reports, among others, could cause our actual results to differ materially from historical results and those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors, and oral statements. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A common stock being offered by any of the selling stockholders. The selling stockholders will pay any selling commissions and stock transfer taxes or any other expenses incurred by the selling stockholders in connection with the sale of the shares of Class A common stock. We will bear the fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration, filing, and printing fees and expenses, and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

This prospectus supplement relates to the possible resale by certain of the selling stockholders from time to time of up to an aggregate of 877,062 shares of Class A common stock.

On November 14, 2023, we entered into the Merger Agreement, pursuant to which we issued 877,062 shares of Class A common stock as partial consideration in connection with the acquisition of a corporation. We issued the shares of Class A common stock in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act. In accordance with our obligations under the Merger Agreement, we agreed to register the resale of the shares of Class A common stock offered by the selling stockholders hereby.

The following table sets forth information concerning the shares of Class A common stock that may be offered from time to time by each selling stockholders. The number of shares beneficially owned by each selling stockholders is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power. Percentage ownership is based on 435,555,969 shares of Class A common stock outstanding as of November 10, 2023 plus the 877,062 shares of Class A common stock issued pursuant to the Merger Agreement. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares of Class A common stock covered by this prospectus supplement upon the completion of the offering. Each of the selling stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling stockholders unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling stockholders and the selling stockholders may have sold, transferred, or otherwise disposed of all or a portion of the shares of Class A common stock after the date on which they provided us with information regarding their securities. A selling stockholders may sell all, some or none of his, her, or its shares of Class A common stock in this offering. See the section titled “Plan of Distribution.”

	Class A Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to this Prospectus Supplement	Class A Common Stock Beneficially Owned Upon Completion of this Offering
Selling Stockholder	Number	Percentage	Number	Number	Percentage
Adam J. Cheyer	337,652	*	337,652	—	—
Siamak Hodjat	245,565	*	245,565	—	—
B Capital Ascent Fund II, L.P.	143,780	*	143,780	—	—
Gary and Eileen Morgenthaler Revocable Trust, dated 12/1/2015	47,926	*	47,926	—	—
Golden Circle Ventures Limited	43,134	*	43,134	—	—
Puccini World Limited	28,756	*	28,756	—	—
Alto Dio Inc.	9,585	*	9,585	—	—
Jonathan Cheyer	6,139	*	6,139	—	—
Sara Lafleur	6,139	*	6,139	—	—
Founder Bets Master SPV, LLC	4,385	*	4,385	—	—
SV Capital One LLC	2,396	*	2,396	—	—
Locus Ventures II LLC	1,605	*	1,605	—	—

*	Less than 1%.

PLAN OF DISTRIBUTION

We are registering the shares of Class A common stock issued to the selling stockholders to permit the resale of such shares of Class A common stock by the holder of such shares of Class A common stock from time to time after the date of this prospectus supplement. The selling stockholders may from time to time offer some or all of the shares of Class A common stock covered by this prospectus supplement. To the extent required, this prospectus supplement may be amended or supplemented from time to time to describe a specific plan of distribution. The selling stockholders will not pay any of the costs, expenses, and fees in connection with the registration of the shares covered by this prospectus supplement, but they will pay any and all selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our Class A common stock covered hereby. The selling stockholders may sell some or all of the shares of Class A common stock covered by this prospectus supplement from time to time or may decide not to sell any of the shares of Class A common stock covered by this prospectus supplement. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices, and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may dispose of their shares by one or more of, or a combination of, the following methods:

•	distributions to members, partners, stockholders, or other equityholders of the selling stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a selling stockholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus supplement and the accompanying prospectus that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale, or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold under Rule 144 rather than pursuant to this prospectus supplement. A selling stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners, stockholders, or other equityholders pursuant to the registration statement of which this prospectus supplement forms a part. To the extent that such members, partners, stockholders, or other equityholders are not affiliates of ours, such members, partners, stockholders, or other equityholders would thereby receive freely tradable shares of Class A common stock pursuant to a distribution pursuant to the registration statement of which this prospectus supplement forms a part.

To the extent required, this prospectus supplement may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus supplement, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as amended or supplemented to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus supplement (as amended or supplemented to reflect such transaction).

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholders or borrowed from any selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or post-effective amendment. In addition, any selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus supplement, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus supplement available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, if required, this prospectus supplement or an amendment will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the Class A common stock being offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Airbnb, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell the securities identified above, and any selling stockholders may offer and sell shares of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our Class A common stock by any selling stockholders.

Each time we or any selling stockholders offer and sell securities, we or such selling stockholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling stockholders, as well as the amounts, prices, and terms of the securities. The supplement may also add, update, or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers, and agents, or directly to purchasers, or through a combination of these methods. In addition, any selling stockholders may offer and sell shares of our Class A common stock from time to time. If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “ABNB.” On November 13, 2023, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $119.15 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings and any selling stockholders to be named in a supplement to this prospectus may, from time to time, sell shares of Class A common stock from time to time in one or more offerings. Each time that we or any selling stockholders offer and sell securities, we or the selling stockholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update, or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor any selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and any selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and any selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement, or any applicable free writing prospectus may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Airbnb,” “we,” “our,” “us,” and the “Company” in this prospectus, we mean Airbnb, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

The Airbnb design logo, “Airbnb,” and our other registered or common law trademarks, service marks, or trade names appearing or incorporated by reference in this prospectus or any prospectus supplement or applicable free writing prospectus are the property of Airbnb, Inc. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus appear without the ®, TM, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus, any applicable prospectus supplement or applicable free writing prospectus, and the documents incorporated therein by reference may contain additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.airbnb.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 17, 2023.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2023.

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 filed with the SEC on May 9, 2023, June  30, 2023 filed with the SEC on August 3, 2023, and September  30, 2023 filed with the SEC on November 1, 2023.

•	Our Current Reports on Form 8-K filed with the SEC on April 17, 2023, June 7, 2023, September 11, 2023, and November 7, 2023.

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The description of our Class  A common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 17, 2023, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Airbnb, Inc.

888 Brannan Street

San Francisco, California 94103

(415) 510-4027

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a community based on connection and belonging—a community that was born in 2007 when two Hosts welcomed three guests to their San Francisco home, and has grown to over 4 million Hosts who have welcomed over 1.5 billion guest arrivals to over 100,000 cities and towns in almost every country and region across the globe. Hosts on Airbnb are everyday people who share their worlds to provide guests with the feeling of connection and being at home. We have five stakeholders and are designed with all of them in mind. Along with employees and shareholders, we serve Hosts, guests, and the communities in which they live. We intend to make long-term decisions considering all of our stakeholders because their collective success is key for our business to thrive.

We operate a global marketplace, where Hosts offer guests stays and experiences on our platform. Our business model relies on the success of Hosts and guests who join our community and generate consistent bookings over time. As Hosts become more successful on our platform and as guests return over time, we benefit from the recurring activity of our community.

We were incorporated on June 27, 2008 as AirBed & Breakfast, Inc., a Delaware corporation. On November 15, 2010, we changed our name to Airbnb, Inc. Our principal executive offices are located at 888 Brannan Street, San Francisco, California 94103, and our telephone number is (415) 510-4027. Our website address is www.airbnb.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Our business, operations, and financial results are subject to various risks and uncertainties that could materially adversely affect our business, results of operations, financial condition, and the trading price of our Class A common stock. Before deciding whether to invest in our securities, you should carefully read and consider the risks and uncertainties included in and incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The risks and uncertainties described in these reports may not be the only ones we face. The factors discussed in these reports, among others, could cause our actual results to differ materially from historical results and those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors, and oral statements. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of Class A common stock offered by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

We have one class of securities registered under Section 12 of the Exchange Act: our Class A common stock. The following summary describes our capital stock and the material provisions of our restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement, the nominating agreement to which we and certain of our stockholders are parties, the voting agreement to which our founders are parties, and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement, the nominating agreement, and the voting agreement, copies of which have been publicly filed with the SEC, and the applicable provisions of the Delaware General Corporation Law.

General

The total number of shares of all classes of stock we are authorized to issue is 4,746,000,000, comprised of:

•	4,736,000,000 shares of common stock, $0.0001 par value per share, of which

○	2,000,000,000 shares are a series designated as Class A common stock;

○	710,000,000 shares are a series designated as Class B common stock;

○	2,000,000,000 shares are a series designated as Class C common stock; and

○	26,000,000 shares are a series designated as Class H common stock; and

•	10,000,000 shares of preferred stock, $0.0001 par value per share.

Our board of directors is authorized, without stockholder approval except as required by the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), to issue shares of our capital stock.

Class A, B, C, and H Common Stock

We have four series of authorized common stock: Class A, Class B, Class C, and Class H common stock. All options to purchase shares of our capital stock, restricted stock units (“RSUs”), and warrants outstanding are eligible to be exercisable for or will be settled in shares of our Class A common stock or Class B common stock, as specified in the underlying instrument.

Voting Rights

Each holder of our Class A common stock is entitled to one vote per share, each holder of our Class B common stock is entitled to 20 votes per share, each holder of our Class C common stock is entitled to no votes per share, and each holder of our Class H common stock is entitled to no votes per share, on all matters submitted to a vote of the stockholders. The holders of our voting stock, consisting of Class A and Class B common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Delaware law could require holders of our Class A common stock, Class B common stock, Class C common stock, or Class H common stock to vote separately as a single class in the following circumstances:

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if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

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if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in an adverse manner, the holders of the class would be required to vote separately to approve the proposed amendment; provided that if the amendment adversely affects one or more series of the class but does not adversely affect all of the series of the class, then only the holders of the series that are adversely affected, voting together as a class, would be required to separately to approve the amendment.

The election of directors by our stockholders shall be determined by a plurality of the votes cast and our restated certificate of incorporation does not provide for cumulative voting for the election of directors. In addition, unless a different or minimum vote is required by our restated certificate of incorporation, amended and restated bylaws, the rules or regulations of Nasdaq, or applicable law or pursuant to any regulation applicable to us or our securities pursuant to which the matter is being submitted to stockholders for approval, in which case such different or minimum vote shall be the required vote on such matter, each matter presented to the stockholders shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter. See the subsection titled “—Amendment of Charter Provisions” below.

Dividend Rights

The holders of our Class A, Class B, Class C, and Class H common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds.

Conversion

Class B Common Stock

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier of (a) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 80% of the outstanding shares of Class B common stock at the time of such vote or consent, voting as a separate series, and (b) December 14, 2040. In addition, each share of Class B common stock held by Brian Chesky, Joe Gebbia, or Nathan Blecharczyk, whom we refer to as our founders herein (or any of such founder’s affiliates) will automatically convert into one share of Class A common stock on the nine-month anniversary of the death or disability of such founder. Furthermore, any transfer of shares of Class B common stock, except for certain permitted transfers summarized in the next paragraph or as further described in our restated certificate of incorporation, will result in the conversion of each such share of Class B common stock into one share of Class A common stock; provided, however, that, with the prior consent of each of the three founders, any transfer by a founder (or such founder’s affiliates) to one or more of the other founders (or such founders’ affiliates) will not result in the automatic conversion of such founder’s shares of Class B common stock; provided further that following the death or disability of any founder, such founder’s consent will not be required for these purposes. Once converted into Class A common stock, the Class B common stock will not be reissued.

As noted above, shares of Class B common stock will automatically convert into shares of Class A common stock upon sale or transfer except for certain transfers to Affiliates, as defined and further described in our restated certificate of incorporation, including estate planning or charitable transfers where exclusive voting control with respect to the shares of Class B common stock are retained by the transferring holder, and certain permitted transfers by investment funds and mutual funds to their Affiliates. Certain limited transfers to non-Affiliates also will not trigger the automatic conversion into shares of Class A common stock, as further described in our restated certificate of incorporation.

Except for the issuance of shares of Class B common stock issuable in respect of any option, warrant, RSU, conversion right, or contractual right to acquire, or our obligation to issue shares outstanding immediately prior to our initial public offering, a dividend payable, or a reclassification, subdivision, or combination, we cannot issue any additional shares of Class B common stock.

Class C Common Stock

Shares of Class C common stock are not convertible into any other shares of our capital stock.

Class H Common Stock

Each outstanding share of Class H common stock will convert into a share of Class A common stock on a share-for-share basis upon the transfer, assignment, sale, or other disposition of such share of Class H common stock to any person or entity that is not our subsidiary.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our Class A, Class B, Class C, and Class H common stock will be entitled to share ratably in the net assets legally available for distribution to common stockholders after the payment of all of our debts and other liabilities, subject to the rights of any then outstanding shares of preferred stock.

Treatment in a Merger

The consideration received per share by the holders of each series of common stock in any merger, consolidation, reorganization, or other business combination will be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock or other equity interests of our company or in any other corporation, partnership, limited liability company, or other entity, the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions (the “Rights and Preferences”) of shares of capital stock or other equity interests received may differ to the extent that the Rights and Preferences of our Class A, Class B, Class C, and Class H common stock differ as provided in our restated certificate of incorporation. In addition, if the holders of any series of common stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing will be satisfied if holders of the other series of common stock are granted corresponding election rights.

Rights and Preferences

Holders of our Class A, Class B, Class C, and Class H common stock have no preemptive, conversion (except as noted above), or subscription rights, and there are no redemption or sinking fund provisions applicable to our Class A, Class B, Class C, or Class H common stock, except that we may at any time or from time to time redeem any outstanding shares of Class H common stock at a redemption price equal to the par value of the share of Class H common stock being redeemed.

Fully Paid and Non-Assessable

All of the outstanding shares of our Class A, Class B, and Class H common stock are fully paid and non-assessable.

Class C Common Stock

Our authorized but unissued shares of Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by the listing rules of Nasdaq. We may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, and equity incentives to our employees, consultants, and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A and Class B common stock. Because the Class C common stock carries no voting rights (except as otherwise required by law), is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue shares of Class C common stock, the holders of our Class B common stock, including our founders who are parties to a nominating agreement and a voting agreement, may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions. For more information about the nominating agreement and the voting agreement, see the subsections titled “—Nominating Agreement” and “—Founder Voting Agreement” below. The concentration of our stock ownership limits the ability of holders of our Class A common stock to influence corporate matters. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, takeover, or other business combination involving us, and could allow us to take actions that some of our stockholders do not view as beneficial. In addition, if we issue shares of Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of our Class A and Class B common stock.

Four Series of Common Stock

As discussed above, our Class B common stock has 20 votes per share, while our Class A common stock has one vote per share, and our Class C and Class H common stock have no votes per share (except as otherwise required by law). Because of the 20-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively control a significant percentage of the combined voting power of our common stock and therefore are able to control all matters submitted to our stockholders for approval until all such outstanding shares of Class B common stock have converted into shares of our Class A common stock. Furthermore, our founders, who collectively hold a significant percentage of the voting power of our outstanding capital stock, are party to a Voting Agreement under which each founder and his affiliated and certain other entities agree to vote their shares for the election of each individual founder to our board of directors. We and each of our founders are also party to a Nominating Agreement under which we and the founders are required to take certain actions to include the founders in the slate of nominees nominated by our board of directors for the applicable class of directors, include them in our proxy statement, and solicit proxies or consents in favor of electing each founder to our board of directors. For more information about the Voting Agreement and the Nominating Agreement, see the subsections titled “—Nominating Agreement” and “—Founder Voting Agreement” below. This concentrated control will limit or preclude the ability of holders of our Class A common stock to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

In addition, because, subject to limited exceptions, future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, and each share of our Class B common stock is convertible at any time at the option of the Class B holder into one share of Class A common stock, the conversion of Class B common stock to Class A common stock in the future will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B common stock, including our founders, could gain significant voting control as other holders of Class B common stock sell or otherwise convert their shares into Class A common stock.

Moreover, any future issuances of common stock would be dilutive to holders of Class A common stock. For example, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue Class C common stock in the future, the holders of Class B common stock, including our founders, may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions.

So long as holders of our Class B common stock, including our founders, have the ability to determine the outcome of most matters submitted to a vote of our stockholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, our four series of common stock may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of our company or other corporate action.

Nominating Agreement

We and our founders have entered into a nominating agreement (“Nominating Agreement”), under which we and the founders are required, upon the terms set forth in the Nominating Agreement, to (i) include our founders in the slate of nominees nominated by our board of directors for the applicable class of directors for election by our stockholders, and (ii) include such nomination of our founders in our proxy statement. In addition, we must use reasonable efforts to, and the founders must take all necessary action to, recommend in favor of each founder’s election as a director, and to solicit proxies or consents in favor of their election. The obligations with respect to each founder will terminate upon the earliest to occur of (1) such founder’s resignation from our board of directors, (2) such founder’s death or disability, (3) such founder’s removal from our board of directors for cause, (4) the expiration of such founder’s term if such founder has given notice of his intention not to stand for re-election, and (5) the date upon which the number of shares of our common stock beneficially owned by such founder falls below ten percent of the number of shares of common stock beneficially owned by such founder as of September 30, 2020. The Nominating Agreement will remain in effect until the earliest of (a) the date on which our and the founders’ obligations have terminated with respect to all of the founders, (b) the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock, and (c) immediately prior to a change of control. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation. See the subsection titled “—Class A, B, C, and H Common Stock—Conversion” above.

Founder Voting Agreement

Our founders have entered into a voting agreement (“Founder Voting Agreement”), under which each founder and his affiliated and certain other entities have agreed, upon the terms set forth in the Founder Voting Agreement, to vote their shares for the election of each founder to our board of directors, and to vote against their removal. Pursuant to the Founder Voting Agreement, each founder granted a voting proxy to the other founders to vote such shares in the manner described in the preceding sentence to be effective upon such founder’s death or disability, and if there are two remaining founders who are not disabled, such voting proxy will be apportioned between such founders based on their relative voting power. The Founder Voting Agreement will be in effect until: (i) with respect to each founder, upon the conversion of such founder’s shares to Class A common stock in connection with his death or disability (which will occur automatically upon the nine-month anniversary of any such death or disability), and (ii) with respect to all founders, the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation. See the subsection titled “—Class A, B, C, and H Common Stock—Conversion” above.

Equity Award Amendment

Equity awards granted under our 2008 Equity Incentive Plan (“2008 Plan”) and 2018 Equity Incentive Plan (“2018 Plan”) generally settled in shares of Class B common stock. Class B common stock automatically converts to Class A common stock upon transfer unless transferred to a permitted transferee. In connection with our initial public offering, our board of directors amended all awards outstanding under our 2008 Plan and 2018 Plan to settle into Class A common stock, excluding the stock options held by individuals holding at least 1% of our outstanding capital stock (the “Equity Award Amendment”). Holders of Class A common stock received as a result of the Equity Award Amendment have the right to exchange on one occasion such shares of Class A common stock for an equal number of shares of Class B common stock until such time as the Class A common stock is transferred.

Consideration of Other Constituencies

In acknowledgment of our goal of serving all stakeholders over the long-term, our restated certificate of incorporation provides that our company will be managed with the goal of considering the interests of our stakeholders for the long-term benefit of our company. It also provides that, in addition to any other considerations which our board of directors, any committee thereof, or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to our stockholders, our board of directors, any committee thereof, or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of our company, taking into account and considering, as deemed appropriate, the effects of such action on our (i) stockholders and (ii) other stakeholders, including hosts, guests, communities, and employees, and in the case of (ii), as may be identified or revised by our board of directors from time to time. The restated certification of incorporation also provides that nothing in our restated certificate of incorporation or any other governing document, policy, or guideline adopted by us will (i) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (ii) other than as vested in our stockholders to the extent provided under applicable law, be construed as creating any rights against any director or us. These constituency provisions grant discretionary authority only to the extent consistent with and permitted by law, and do not confer third-party beneficiary status on any person or entity.

Registration Rights

Certain holders of our common stock and warrants to purchase shares of our Class A common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”). We, along with our founders and certain holders of our Class B common stock and warrants are parties to the Investors’ Rights Agreement. The registration rights set forth in the Investors’ Rights Agreement terminate upon the earlier to occur of (i) December 14, 2025, and (ii) with respect to any particular stockholder, on December 14, 2021 so long as such stockholder is able to sell all of its Registrable Securities, as defined in the Investors’ Rights Agreement, without restriction pursuant to Rule 144 during any three-month period. We will pay the registration expenses (other than any underwriting discounts and selling commissions) of the holders of the shares registered for sale pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders not to exceed $50,000. However, we will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of securities to be registered. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

Certain holders of our common stock and warrants to purchase shares of our Class A common stock are entitled to certain demand registration rights. At any time beginning on June 12, 2021, the holders of at least 30% of these shares then outstanding can request that we register the offer and sale of their shares on a registration statement on Form S-1 if we are eligible to file a registration statement on Form S-1 so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $100.0 million. We are obligated to effect only two such registrations. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. In addition, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of and ending on a date 180 days following the effectiveness of a registration statement initiated by us.

S-3 Registration Rights

Certain holders of our common stock and warrants to purchase shares of our Class A common stock are entitled to certain Form S-3 registration rights. The holders of at least 30% of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated offering price of at least $50 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. In addition, if we determine that it would be materially detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. Lastly, we will not be required to effect a demand registration during the period beginning 30 days prior to our good faith estimate of the date of the filing of and ending on a date 90 days following the effectiveness of a registration statement initiated by us.

Piggyback Registration Rights

If we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, certain holders of our common stock, options to purchase shares of common stock, and warrants to purchase shares of our Class A common stock are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations, which, in the case of an underwritten offering, will be in the sole discretion of the underwriters. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related solely to a company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, or (iv) a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Private Placement Registration Rights

Pursuant to an agreement and plan of merger, dated as of November 14, 2023, related to our acquisition of a corporation (the “Merger Agreement”), we have agreed to register the offer and sale of up to an aggregate of 877,062 shares of Class A common stock that we issued to certain stockholders of such corporation as partial consideration for such acquisition. We plan to file a prospectus supplement to this prospectus with the SEC to register the resale of such shares in accordance with the Merger Agreement.

Anti-Takeover Provisions

The provisions of the Delaware General Corporation Law, our restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following actions and transactions, among others, more difficult: acquisition of us by means of a tender offer, acquisition of us by means of a proxy contest or otherwise, or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Multi-Series Stock

As described above in the subsection titled “—Class A, B, C, and H Common Stock—Voting Rights,” our restated certificate of incorporation provides for a multi-series common stock structure, which provides our founders, current investors, executives, and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our restated certificate of incorporation provides that a special meeting of stockholders may only be called by an officer of our company pursuant to a resolution adopted by a majority of our board of directors then in office or the chairperson of our board of directors.

Stockholder Action by Written Consent

Our restated certificate of incorporation provides that from and after the date holders of our Class B common stock hold less than 50% of the voting power of our capital stock, no action may be taken by our stockholders by written consent.

Requirements for Advance Notification of Stockholder Proposals and Nominations

Our amended and restated bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes, divided as nearly as equal in number as possible. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of a majority of the voting power of the then outstanding capital stock. Furthermore, our board of directors has the exclusive right to set the size of the board of directors, and any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies will be filled by the stockholders. This system of electing and removing directors and filling vacancies may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Forum Selection

Our restated certificate of incorporation and amended and restated bylaws provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to the company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in our restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although our restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Amendment of Charter Provisions

Any amendment of the above provisions in our restated certificate of incorporation would require approval by holders of a majority of the voting power of the then outstanding capital stock, except the following: (i) at least 66-2/3% of the voting power of the outstanding shares of capital stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with: (A) the provisions governing the size of our board of directors, the classified board of directors, the election and the removal of directors, the filling of vacancies on our board of directors, the authority of our board of directors to adopt, repeal, alter, amend, or rescind our bylaws, and the voting threshold required for stockholders to adopt, repeal, alter, amend, or rescind our bylaws, (B) the provision specifying that only an officer of our company pursuant to a resolution adopted by a majority of our board of directors or the chairperson of our board of directors may call special stockholder meeting, (C) the provisioning specifying that stockholders will have the ability to act by written consent only as long as holders of our Class B common stock hold at least 50% of the voting power of our capital stock, and (D) this amendment threshold requirement; and (ii) at least 80% of the shares of Class B common stock outstanding at the time of such vote, voting as a separate series, is required to amend or repeal, or adopt any provision inconsistent with: (A) the provision governing the right of each share of Class B common stock being entitled to 20 votes, (B) the provisions governing the conversion of the Class B common stock, including the requirement that the vote or written consent of the holders of at least 80% of the outstanding shares of Class B common stock is required to effect an automatic conversion of all Class B common stock to Class A Common stock; and (C) this amendment threshold requirement.

Amendment of Bylaws

Our board of directors is expressly authorized to adopt, amend, or repeal our amended and restated bylaws. In addition, our amended and restated bylaws can be adopted, amended, or repealed with the approval of the affirmative vote of the holders of at least 66-2/3% of the voting power of all our then-outstanding shares of capital stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A and Class B common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royal Street, Canton, Massachusetts 02021.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “ABNB.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated, or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and U.S. Bank Trust Company, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Airbnb,” “we,” “our” or “us” refer to Airbnb, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate, or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount, and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index, or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies, or currency units in which payment of principal of, premium, and interest on the debt securities will be made;

•

if payments of principal of, premium, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index, or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of, or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of, or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price, and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify, or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms, and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger, and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer, or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving entity or the successor person (if other than Airbnb) is a corporation, partnership, trust, or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Airbnb and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency, or reorganization of Airbnb;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency, or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency, or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability, or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend, or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect, or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger, and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium, and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger, and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present, or future directors, officers, employees, or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee, and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice, or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action, or other proceeding brought in any such court. The indenture will further provide that we, the trustee, and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action, or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery, and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”) and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer, or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices, and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any selling stockholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents, or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Airbnb, Inc. Additional legal matters may be passed upon for us, any selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.